EXHIBIT 15.

Southwestern Public Service Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Southwestern Public Service Company and subsidiaries for the periods ended February 28, 1997, and February 29, 1996, as indicated in our report dated April 11, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended February 28, 1997, is incorporated by reference in Registration Statement Nos. 33-53171 and 333-05199 on Form S-3, Registration Statement No. 33-64951 on Form S-4, and Registration Statement Nos. 33-27452 and 33-57869 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP

April 11, 1997
Dallas, Texas